                           CONTANGO OIL & GAS COMPANY

                                CO-SALE AGREEMENT



                  THIS CO-SALE AGREEMENT (the "Agreement") is made as of this 29th day of December, 1999, by and among Contango Oil & Gas Company, a Nevada corporation (the "Company"), Trust Company of the West, a California trust company, in its capacities as Investment Manager pursuant to the Investment Management Agreement dated as of June 6, 1988 between General Mills, Inc. and the Trust Company of the West and as Custodian pursuant to the Custody Agreement dated as of February 6, 1989 among General Mills, Inc., the Trust Company of the West and State Street Bank and Trust Company, as Trustee ("TCW"), and Kenneth R. Peak ("Peak").

                                    RECITALS

                  WHEREAS, TCW is purchasing shares of the Company's Common Stock, and a warrant to purchase additional shares of Common Stock (the "Warrant" and together with the Common Stock purchased by TCW, the "Securities"), pursuant to that certain Securities Purchase Agreement dated as of the date hereof (the "Securities Purchase Agreement"), between TCW and the Company;

                  WHEREAS, TCW was induced by the Company to purchase the Securities in part by the Company's and Peak's agreement to enter into this Agreement; and

                  WHEREAS, the parties desire to enter into this Agreement in order to grant rights of co-sale to TCW.

                  In consideration of the mutual covenants set forth herein, the parties agree hereto as follows:

1. DEFINITIONS.

         (a) "CO-SALE STOCK" shall mean shares of the Company's Common Stock now owned or subsequently acquired by Peak.

         (b) "COMMON STOCK" shall mean the Company's Common Stock and shares of Common Stock issued or issuable upon exercise of the Warrant.

2. SALES BY PEAK.

         (a) If Peak proposes to sell or transfer any shares of Co-Sale Stock, then Peak shall promptly give written notice (the "Notice") simultaneously to the Company and to TCW at least thirty (30) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of Co-Sale Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

         (b) TCW shall have the right, exercisable upon written notice to Peak within fifteen (15) days after the Notice, to participate in such sale of Co-Sale Stock on the same terms and conditions. Such notice shall indicate the number of shares of Common Stock TCW wishes to sell under its right to participate. To the extent TCW exercises such right of participation in accordance with the terms and conditions set forth below, the number of shares of Co-Sale Stock that Peak may sell in the transaction shall be correspondingly reduced. If the prospective purchaser or transferee then increases the number of shares it would like to purchase, Peak will provide notification of such change to TCW and give TCW the opportunity to sell additional shares.

         (c) TCW may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Co-Sale Stock covered by the Notice by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by TCW at the time of the sale or transfer and the denominator of which is the total number of shares of Common Stock owned by Peak and TCW at the time of the sale or transfer. TCW shall effect its participation in the sale by promptly delivering to Peak for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock which TCW elects to sell.

         (d) After TCW shall have received its portion of the sale proceeds by reason of participation in a co-sale transaction, then TCW shall deliver to Peak pursuant to Section 2(c) that number of shares of Common Stock that shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Notice. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from TCW exercising its rights of co-sale hereunder, Peak shall not sell to such prospective purchaser or purchasers any Co-Sale Stock unless and until, simultaneously with such sale, Peak shall purchase such shares or other securities from TCW on the same terms and conditions specified in the Notice.

         (e) The exercise or non-exercise of the rights of TCW hereunder to participate in one or more sales of Co-Sale Stock made by Peak shall not adversely affect its rights to participate in subsequent sales of Co-Sale Stock subject to Section 2(a). If TCW does not elect to participate in the sale of the Co-Sale Stock subject to the Notice, Peak may, not later than sixty (60) days following delivery to the Company of the Notice, enter into an agreement providing for the closing of the transfer of the Co-Sale Stock covered by the Notice within thirty (30) days of such agreement on terms and conditions not more materially favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions materially more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the Co-Sale Stock by Peak, shall again be subject to the co-sale rights of TCW and shall require compliance by Peak with the procedures described in this Section 2.

3. EXEMPT TRANSFERS.

         (a) Notwithstanding the foregoing, the co-sale rights of TCW shall not apply to (i) any pledge of Co-Sale Stock made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest,
(ii) any transfer to the ancestors, descendants or spouse of Peak or to trusts for the benefit of such persons, (iii) any transfer or transfers by Peak to John

Jurrius so long as such transfer is made in connection with Jurrius' appointment to the Company's Board of Directors, not to exceed 1,000,000 shares, or (iv) any bona fide gift of not more than Peak's holdings of the Company's securities on the date hereof; PROVIDED THAT in the event of any transfer made pursuant to one of the exemptions provided by clauses (i), (ii) and (iv), (A) Peak shall inform TCW of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish TCW with a written agreement to be bound by and comply with all provisions of Section 2. Except with respect to Co-Sale Stock transferred under clause (iii) above (which Co-Sale Stock shall no longer be subject to the co-sale rights of TCW), such transferred Co-Sale Stock shall remain "Co-Sale Stock" hereunder, and such pledgee, transferee or donee shall be treated similarly with Peak for purposes of this Agreement.

         (b) Notwithstanding the foregoing, the provisions of Section 2 shall apply to the sale of any Co-Sale Stock to (i) the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") or (ii) the Company.

4. LEGEND.

         (a) Each certificate representing shares of Co-Sale Stock now or hereafter owned by Peak or issued to any person in connection with a transfer pursuant to Section 3(a) hereof shall be endorsed with the following legend:

         "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND BETWEEN TCW, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

         (b) Peak agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

5. MISCELLANEOUS.

         (a) CONDITIONS TO EXERCISE OF RIGHTS. Exercise of TCW's rights under this Agreement shall be subject to and conditioned upon, and Peak and the Company shall use their best efforts to assist TCW in, compliance with applicable laws.

         (b) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Nevada.

         (c) AMENDMENT. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of each of the parties hereto.

         (d) NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         (e) SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (f) ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         (g) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the undersigned have executed this CO-SALE AGREEMENT as of the date set forth above.



Company:                            CONTANGO OIL & GAS COMPANY
                                    a Nevada corporation

                                    By:   /s/ KENNETH R. PEAK
                                          --------------------------------
                                          Kenneth R. Peak
                                          President and Chief Executive
                                          Officer

Peak:                               /s/ KENNETH R. PEAK
                                    --------------------------------
                                    Kenneth R. Peak


TCW: TRUST COMPANY OF THE WEST, a California trust company, in its capacities as Investment Manager pursuant to the Investment Management Agreement dated as of June 6, 1988 between General Mills, Inc. and the Trust Company of the West and as Custodian pursuant to the Custody Agreement dated as of February 6, 1989 among General Mills, Inc., the Trust Company of the West and State Street Bank and Trust Company, as trustee


                                    By:   /s/ ARTHUR R. CARLSON
                                          -----------------------------------
                                           Arthur R. Carlson
                                           Managing Director


                                    By:    /s/ THOMAS F. MEHLBERG
                                           ----------------------------------
                                            Thomas F. Mehlberg
                                            Managing Director